Exhibit 99

Titan Reports All-Time Record Sales and Income from Operations

Quincy, IL. - Titan International, Inc. (NYSE: TWI)
July 29, 2008

Second quarter highlights:

•	Sales for second quarter 2008 of $269.1 million were the highest in the company’s history, an increase of 28 percent, compared to $210.3 million in the second quarter of 2007.

•	Gross profit was $41.9 million for the second quarter of 2008, a 54 percent improvement from $27.3 million in the second quarter of last year.

•	Income from operations was an all-time quarterly record $24.4 million for the second quarter of 2008, rising 85 percent, compared to $13.2 million in the second quarter of 2007.

•	Net income improved 168 percent to $13.3 million for the second quarter of 2008, over the $5.0 million recorded in last year’s quarter.

•	Basic and diluted earnings per share were $.48 cents for the quarter, an increase of 167 percent compared to $.18 cents in the second quarter of 2007.

•	Titan’s stockholders’ equity surpassed the $300 million mark and ended the second quarter at $305.7 million, as compared to the year-end balance of $272.5 million.

Statement of Chief Executive Officer:
“The first half of 2008 saw higher commodity prices drive a strong demand in the agricultural market,” said Chairman and CEO Maurice M. Taylor Jr. “This helped propel Titan to record sales levels for the quarter and year-to-date. Despite high raw material costs, the company was able to show improvement in gross profit by continuing to improve manufacturing efficiencies and better align Titan sales prices with production cost.

“Titan has also benefited in the past months from a preliminary ruling from the U.S. Department of Commerce, affirming that exporters of Chinese-manufactured tires have been selling certain off-the-road tires in the U.S.A. at less than normal value and received subsidies, resulting in duties being imposed on certain imported tires. The International Trade Commission had heard relevant testimony in July and may rule in the third quarter. This may result in either upholding the Commerce Department’s ruling, modifying or overruling it.

“Titan believes that volume will increase in farm tires as we move forward, and with excess production capacity of up to $400 million, we are very optimistic for the years ahead. Production of the ‘big daddy’ 63-inch tire has started with the first tire and wheel assemblies headed to the oil sands in Canada. This production is a gradual ramp-up until full production begins on January 2, 2009. It is still Titan’s target to ship at least 900 of the 63-inch giant tires in the second half of 2008. Of these 900 giant tires, Titan plans to ship at least 200-300 as complete tire and wheel assemblies during the next two quarters. Titan will follow the 63-inch ‘big daddy’ tire production with the 57-inch ‘sweet mama’ tire in the fourth quarter of 2008,” said Taylor.

“The effort of all Titan employees has been outstanding this past year and I believe the shareholders are seeing the resulting improvement in our financial performance. The company has come a long way, but Titan will keep striving to improve and reach our ambitious goals for the year.”

Year-to-date highlights:

•	June 2008 year-to-date sales were an all-time record of $522.6 million, resulting in a 20 percent increase from $436.6 million for the six-month period in 2007.

•	June 2008 year-to-date gross profit was $74.3 million, increasing 36 percent from $54.5 million in 2007.

•	Income from operations was $40.5 million for the first half of 2008, a 47 percent increase, compared to $27.5 million year-to-date 2007.

•	Year-to-date net income was $21.4 million in 2008, rising approximately $19 million as compared to $2.5 million in 2007.

•	Fully diluted earnings per share were $.77 cents for the first half of 2008, a $.67 cent improvement compared to the $.10 cents recorded in the first half of 2007.

Financial overview:
Sales:  Titan recorded sales of $269.1 million for the second quarter of 2008, which were 28 percent higher than the second quarter 2007 sales of $210.3 million. Net sales for the first half of 2008 were $522.6 million, up from the $436.6 million recorded in the first half of 2007, a 20 percent increase. The record sales levels for the second quarter and first half of 2008 was attributed to exceptionally strong demand in the company’s agricultural market, which reported higher sales of 50 percent for the second quarter of 2008 and 38 percent for the first half of 2008 as compared to the respective 2007 periods.

Gross profit:  Gross profit for the second quarter of 2008 was $41.9 million, as compared to $27.3 million in the second quarter of 2007. Year-to-date gross profit was $74.3 million for 2008, as compared to $54.5 million for 2007.

Income from operations:  Income from operations for the second quarter of 2008 was $24.4 million, as compared to $13.2 million in the second quarter of 2007. Year-to-date income from operations was $40.5 million in 2008, compared to $27.5 million in 2007.

Pre-tax income:  Income before taxes for the second quarter of 2008 was $22.2 million, as compared to $10.5 million in 2007. Year-to-date income before taxes totaled $35.7 million in 2008, as compared to $5.5 million in 2007. The year-to-date total for 2007 included a $13.4 million noncash convertible debt conversion charge.

Income taxes:  Income taxes of $8.9 million were recorded for the second quarter of 2008, compared to $5.5 million in 2007. Year-to-date, income tax expense was $14.3 million for the six months ended June 30, 2008, compared to $3.0 million in 2007.

Net income:  Net income was $13.3 million for the second quarter of 2008, compared to $5.0 million in second quarter 2007. Year-to-date, net income was $21.4 million in 2008 and $2.5 million year-to-date in 2007.

Earnings per share:  For the second quarter of 2008, basic and diluted earnings per share were $.48, as compared to $.18 in 2007.  Year-to-date basic earnings per share were $.78 and diluted earnings per share were $.77, as compared to year-to-date basic and diluted earnings per share of $.10.

Cash balance:  The company’s June 2008 cash balance was $69.4 million, compared to $58.3 million at December 31, 2007.

Capital expenditures: Titan’s capital expenditures for the first half of 2008 were $38.9 million, which included approximately $30 million of expenditures related to the Giant OTR Project.

Debt balance:  Long-term debt was unchanged at $200 million at June 30, 2008, and year-end 2007. The company’s short-term debt remains at a zero balance.

Equity balance:  The company’s stockholders’ equity increased to $305.7 million at June 30, 2008, from the $272.5 million at the 2007 year-end.

Cash flow: Titan was able to generate $11.1 million of cash in 2008 even with $38.9 million of capital expenditures, of which approximately $30 million related to the Giant OTR Project. The year-to-date cash flow was achieved with no change in the company’s debt balances.

Form 10-Q:  For additional information and Management’s Discussion and Analysis of Financial Condition and Results of Operations, see the company’s Form 10-Q filed with the Securities and Exchange Commission on July 29, 2008.

Giant OTR Project:
In May 2007, Titan’s Board of Directors approved funding for the company to increase giant OTR mining tire production capacity to include 57-inch and 63-inch giant radial tires (the “Giant OTR Project”). This funding should allow Titan to produce up to an estimated 6,000 giant radial tires a year. Titan estimates this may increase sales as much as $240 million on an annual basis. The company began start-up production of these giant mining tires in July 2008.

Safe harbor statement:
This press release includes forward-looking statements that involve risks and uncertainties, including risks as detailed in Titan International, Inc.’s periodic filings with the Securities and Exchange Commission, including the annual report on Form 10-K for the year ended December 31, 2007. The company cautions that any forward-looking statements included in this press release are subject to a number of risks and uncertainties and the company undertakes no obligation to publicly update or revise any forward-looking statements.

Company description:
QUINCY, Ill.—Titan International, Inc. (NYSE: TWI), a holding company, owns subsidiaries that supply wheels, tires and assemblies for off-highway equipment used in agricultural, earthmoving/construction and consumer (including all terrain vehicles) applications.

Titan International, Inc.
Consolidated Condensed Statements of Operations (Unaudited)
For the three and six months ended June 30, 2008 and 2007

Amounts in thousands, except earnings per share data.	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
Net sales	$269,114	$210,333	$522,639	$436,611
Cost of sales	227,168	183,022	448,349	382,109
Gross profit	41,946	27,311	74,290	54,502

Selling, general & administrative expenses	15,289	12,683	29,366	23,967
Royalty expense	2,268	1,452	4,415	3,016
Income from operations	24,389	13,176	40,509	27,519

Interest expense	(3,708)	(4,430)	(7,692)	(10,179)
Noncash convertible debt conversion charge	0	0	0	(13,376)
Other income	1,497	1,731	2,917	1,546
Income before income taxes	22,178	10,477	35,734	5,510

Provision for income taxes	8,872	5,515	14,294	3,031

Net income	$13,306	$4,962	$21,440	$2,479

Earnings per common share:
Basic	$.48	$.18	$.78	$.10
Diluted	.48	.18	.77	.10

Average common shares outstanding:
Basic	27,486	27,213	27,449	24,031
Diluted	27,819	27,749	27,805	24,499

Segment Information
 Revenues from external customers (Unaudited)

Amounts in thousands	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
Agricultural	$185,615	$124,104	$359,101	$259,400
Earthmoving/Construction	76,471	72,342	150,304	147,460
Consumer	7,028	13,887	13,234	29,751
Total	$269,114	$210,333	$522,639	$436,611

Titan International, Inc.
Consolidated Condensed Balance Sheets (Unaudited)

Amounts in thousands
	June 30,	December 31,
Assets	2008	2007
Current assets:
Cash and cash equivalents	$69,385	$58,325
Accounts receivable	139,438	98,394
Inventories	118,083	128,048
Deferred income taxes	17,780	25,159
Prepaid and other current assets	21,469	17,839
Total current assets	366,155	327,765

Property, plant and equipment, net	221,951	196,078
Investment in Titan Europe Plc	40,782	34,535
Goodwill	11,702	11,702
Other assets	19,540	20,415
Total assets	$660,130	$590,495

Liabilities & Stockholders’ Equity
Current liabilities:
Accounts payable	$70,975	$43,992
Other current liabilities	50,407	43,788
Total current liabilities	121,382	87,780

Long-term debt	200,000	200,000
Deferred income taxes	16,230	14,044
Other long-term liabilities	16,854	16,149
Stockholders’ equity	305,664	272,522
Total liabilities & stockholders’ equity	$660,130	$590,495

Titan 2008 second quarter conference call:
Titan International Inc. will hold its earnings conference call for the second quarter that ended June 30, 2008, at 9 a.m. Eastern Time on Wednesday, July 30, 2008.

To participate in the conference call, dial (877) 722-5040 five minutes prior to the scheduled time.

A telephonic replay will be available until August 6, 2008. To register for the replay or for more information, visit www.titan-intl.com.

Contact: Courtney Leeser, Communications Coordinator
(217) 221-4489